Exhibit 99.1

Mace Security International Reports a Profit of $0.24 Per Share for the First Quarter of 2008

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global:MACE) today announced financial results for the first quarter ended March 31, 2008.

Financial Results

Net income for the first quarter of 2008 was approximately $4.0 million, or $0.24 per share, compared to a loss of $658,000, or $(0.04) per share, for the first quarter of 2007.

Total revenues for the first quarter ended March 31, 2008 were $14.5 million compared to $9.8 million for the same period in 2007. The increase in revenues was primarily due to the addition of $5.4 million in revenue from Mace’s Digital Media Marketing Segment, which Mace purchased in July 2007. The increase in total revenues was offset by a slight decline in revenues of approximately $150,000 in Mace’s Security Segment, resulting in Security Segment revenues of $5.3 million in the first quarter of 2008 compared to $5.4 million in 2007. Mace’s Security Segment revenues during the first quarter of 2008 as compared to 2007 included an increase in revenues in its professional surveillance product operation, offset by a decline in revenues in the Company’s consumer direct surveillance, machine vision camera and personal defense businesses. Mace’s Car Wash Segment revenues decreased from $4.4 million in the first quarter of 2007 to $3.8 million in the first quarter of 2008. This decrease was primarily the result of reduced volumes from the sale of car washes.

Gross profit as a percentage of revenues was approximately 26.9% for the first quarter of 2008 compared to 22.3% for the first quarter of 2007. Gross profit percentage for 2008 was comprised of 29.1% for the Security Segment, 13.3% for the Car Wash Segment and 34.1% for the Digital Media Marketing Segment. In the same period in 2007, this percentage was comprised of 25.5% for the Security Segment and 18.2% for the Car Wash Segment. Mace did not own its Digital Media Marketing Segment in the first quarter of 2007. The increase in the Security Segment gross profit was due to a change in customer and product mix. The decrease in the Car Wash Segment gross profit percentage was principally the result of reduced volumes from the sale of car washes.

Selling, general and administrative (“SG&A”) expenses for the three months ended March 31, 2008 were $5.8 million, compared to $4.0 million for the same period in 2007. The increase in SG&A expenses is primarily the result of the acquisition of Linkstar Interactive, Inc., which added SG&A expenses of $1.7 million in the first quarter of 2008. SG&A expenses for the three months ended March 31, 2008 include an additional accrual of approximately $380,000 for the previously disclosed waste remediation at our personal defense operation. Mace’s SG&A expenses for the first quarter of 2008 were also affected by several notable cash and non-cash charges. Legal, consulting and accounting fees related to the immigration investigation were approximately $47,000 in the first quarter of 2008 compared to approximately $132,000 in the first quarter of 2007. SG&A costs also include non-cash compensation expense from continuing operations of approximately $254,000 and $227,000 in the three months ended March 31, 2008 and 2007, respectively.

Operating loss for the first quarter of 2008 was $2.3 million, compared to $2.1 million in the first quarter of 2007. The increase in the operating loss was principally the result of the increase in SG&A expenses, partially offset by our overall increase in sales and gross profit.

Discontinued operations include the Company’s Arizona, Florida and Northeast car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $6.2 million in the first quarter of 2008, which included a $6.9 million gain from the sales of the Company’s six Florida car washes, partially offset by an accrual of $600,000 relating to a $100,000 criminal fine and a forfeiture of $500,000 in proceeds from the sale of four Northeast car washes. The $600,000 total fine and penalty is based on an agreement in principle which the Company has reached with the government related to charges against Car Care, Inc., a wholly-owned subsidiary of the Company, under the previously announced immigration investigation.

The Company’s net book value was $57.6 million, or $3.50 per share, at March 31, 2008. In addition, Mace had $74.5 million in total assets, including $17.1 million of cash and short-term investments at March 31, 2008.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes for sale are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Security	$5,286	$5,435
Digital media marketing	5,445	-
Car wash and detailing services	2,545	3,031
Lube and other automotive services	681	805
Fuel and merchandise	545	544
	14,502	9,815

Cost of revenues:
Security	3,746	4,047
Digital media marketing	3,589	-
Car wash and detailing services	2,169	2,429
Lube and other automotive services	540	634
Fuel and merchandise	561	518
	10,605	7,628

Selling, general and administrative expenses	5,834	3,976
Depreciation and amortization	382	331

Operating loss	(2,319)	(2,120)

Interest expense, net	(41)	(193)
Other income	115	129
Loss from continuing operations before income taxes	(2,245)	(2,184)

Income tax expense	25	25

Loss from continuing operations	(2,270)	(2,209)

Income from discontinued operations, net of tax	6,244	1,551

Net income (loss)	$3,974	$(658)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.14)	$(0.14)
Income from discontinued operations	0.38	0.10
Net income (loss)	$0.24	$(0.04)

Weighted average shares outstanding:
Basic	16,465,253	15,275,382
Diluted	16,465,253	15,275,382

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
(954) 449-1313
www.mace.com